UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2007 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 1.01	Entry into a Material Definitive Agreement.

Loan Transaction

The information provided in Item 2.03 of this Current Report on Form 8-K regarding the Notes (as such term is defined below) is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Blanace Sheet Arrangement of a Registrant.

Loan Transaction

On September 28, 2007, Nu Skin Enterprises, Inc. (the “Company”) issued a series of Japanese Yen denominated senior promissory notes (the “Notes”) to affiliates of Prudential Investment Management, Inc. (“Prudential”). The Notes were issued pursuant to a $205 million Private Shelf Agreement entered into between the Company and Prudential on August 26, 2003, as amended from time to time (the “Shelf Agreement”).

The aggregate principal amount of the Notes is 2,268,000,000 Japanese Yen (approximately US $20 million), bearing a 2.59% interest rate per annum, with interest payable semi-annually beginning on March 28, 2008. The final maturity date of the Notes is September 28, 2017 and principal prepayments are required annually beginning on September 28, 2011 in equal installments of 324,000,000 Japanese Yen. The Notes are also governed by the terms of the Shelf Agreement and amendments thereto, which contain certain representations, warranties and covenants by the Company. The Notes and the Shelf Agreement also contain customary conditions upon which the obligations under the Notes may be accelerated and become due and payable immediately, or become subject to additional obligations. For complete information regarding these terms, please refer to the Shelf Agreement and amendments thereto previously filed with our annual and quarterly reports. The Company intends to use the proceeds from the Notes primarily for general corporate purposes.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch N. Wood Ritch N. Wood Chief Financial Officer

Date:    October 4, 2007